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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 26, 2004 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 6 to the consolidated financial statements) in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Premier Entertainment Biloxi LLC for the registration of $160,000,000 10 3/4% First Mortgage Notes due 2012.

/s/ ERNST & YOUNG LLP
Chicago, Illinois June 28, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM